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                                                                     Exhibit 2.2

                  [Letterhead of Nhancement Technologies Inc.]



To :    (1)     Gerard Foo Loke Kiean
                10 Persiaran Canton Victoria Park
                30250 Ipoh, Perak
                Malaysia

        (2)     James Han Kim Guan
                15 Mimosa Walk
                Singapore 807862

        (3)     Leong Sau Pan
                27B Fernhill Road
                Singapore 259089

        (4)     Foo Khoon Wong
                7 Jalan Belfield
                Ipoh, Perak,
                Malaysia

        (5)     Sae Foo Kitipongse @ Foo Loke Khee
                869/243 Muang Thong 4
                Sukumvit 101, Bangkok 10250
                Thailand

April 2, 1998


Dear Sirs,

INFOTEL TECHNOLOGIES PTE LTD (the "Company")

1. We refer to the Sale and Purchase Agreement entered into by yourselves, as vendors (the "Vendors") and ourselves, as purchaser (the "Purchaser"), dated 19 January 1998, relating to the sale and purchase of 500,000 ordinary shares of $1.00 each in the capital of the Company (the "Agreement") and the Disclosure Letters from yourselves to us dated 19 January 1998 and 16 March 1998 respectively which we have received (and acknowledged as such) in their entirety. The capitalised terms used in this letter shall have the same meanings ascribed to them in the Agreement.

2. We had requested for Completion to be deferred by 28 days to 13 April 1998 as we were unable to proceed with Completion on 16 March 1998.





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 3.      In consideration of your agreement to defer Completion to 13 April
         1998, we agree to the following:

         (a) we shall pay to each of the Vendors interest on the Cash Portion at the rate of 2% above the prime lending rate of The Development Bank of Singapore Ltd for Singapore Dollars, such interest to accrue on a daily basis for the period commencing on and including 16 March 1998 up to and including 13 April 1998. Such interest shall be payable to each of the Vendors at Completion on 13 April 1998 by way of cashiers" orders made in favour of each of the Vendors in their respective Shareholding Proportions; and

         (b) with effect from 16 March 1998, the Agreement shall be varied by inserting the following provision as new sub-Clause (J) of Clause 9:

                  "(J)    Additional Limitation on Vendors' Liability

                          In addition to the limits on the Vendors" liability set out in sub-Clause (I), the liability of the Vendors shall be further limited such that, subject to the Vendors" performance and observance of the provisions of sub-Clauses (E) and (F), the Vendors shall not be liable in respect of any breach of any of the Warranties in respect of the period commencing on and including 16 March 1998 up to and including 13 April 1998."

 Save as expressly amended, modified or supplemented above, all other terms of the Agreement shall remain unaffected, valid and subsisting. Please indicate your acceptance and agreement to the terms contained in this letter by signing the acknowledgement below.

 /S/ DOUGLAS S. ZORN
 ----------------------------
 Signed By DOUGLAS S. ZORN
 For and On Behalf of
 NHANCEMENT TECHNOLOGIES INC.





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                                ACKNOWLEDGEMENT

We, the Vendors, hereby agree to Completion being deferred to 13 April 1998 subject to the Purchaser's agreement to the foregoing.


/s/ Gerard Foo Loke Kiean                    /s/ James Han Kim Guan
-----------------------------                -------------------------------
Gerard Foo Loke Kiean                        James Han Kim Guan


/s/  Leong Sau Pan                           /s/  Foo Khoon Wong
-----------------------------                -------------------------------
Leong Sau Pan                                Foo Khoon Wong


/s/  Sae Foo Kitipongse
-----------------------------
Sae Foo Kitipongse
@ Foo Loke Khee